Exhibit 99.1

Contact:

Melanie L. Sprowson

Director, Investor Relations

412-429-2454

msprowson@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

September 30, 2019

Ampco-Pittsburgh Announces Completed Sale of Canadian Specialty Steel Operations

Carnegie, PA, September 30, 2019 — Ampco-Pittsburgh Corporation (NYSE: AP) today announced the completion of the sale of its Canadian specialty steel subsidiary, ASW Steel Inc. (“ASW”), to Valbruna Canada Ltd., a subsidiary of Acciaierie Valbruna S.p.A., of Vicenza, Italy (“Valbruna”).

With production facilities located in Fort Wayne, Indiana, and in Italy, and with worldwide distribution including a service center in Milton, Ontario, Canada, Valbruna is a leading producer of stainless steels, nickel alloys, and titanium long products. It has an annual output of approximately 200,000 tons of specialty steels.

“The divestiture of ASW is consistent with Ampco-Pittsburgh’s strategy to concentrate on assets critical to our success in the Forged and Cast Engineered Products segment. We anticipate an immediate improvement to Ampco-Pittsburgh’s bottom line. We thank our colleagues at ASW and wish them well going forward,” said Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer.

Massimo Amenduni, Managing Director of Valbruna, stated, “This acquisition is a very important step for us to provide an even better service to our valued North American customers.”

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation, through its operating subsidiary, Union Electric Steel Corporation, is a leading producer of forged and cast rolls for the worldwide steel and aluminum industries, as well as ingot and open die forged products for the oil and gas, aluminum, and plastic extrusion industries. Ampco-Pittsburgh is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems, and centrifugal pumps. The Corporation operates manufacturing facilities in the United States, United Kingdom, Sweden, Slovenia, and China. Sales offices are located in North and South America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

About Valbruna Group

Valbruna Group is a leading international manufacturer and distributor of stainless steel and nickel alloys bars and wires with manufacturing plants in Italy and the U.S., and worldwide distribution. The Valbruna Group is in business since 1925 and has annual sales in excess of USD 1 billion.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. Actual results may vary significantly from the Corporation’s expectations based on a number of risks and uncertainties, including, but not limited to, the following: cyclical demand for products and economic downturns may reduce demand for the Corporation’s products; excess global capacity in the steel industry could lower prices for the Corporation’s products; economic or other factors may reduce the level of the Corporation’s export sales; the Corporation’s profitability could be reduced by increases in commodity prices or shortages of key production materials; a work stoppage or similar industrial action could disrupt the Corporation’s operations; currency fluctuations; and proposed divestitures and restructuring activities of the Corporation may generate greater expenses or losses or lower savings than currently anticipated. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.